Contact:	John Beisler Vice President – Investor Relations

CKE Restaurants, Inc.

805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE PERIOD 10 SAME-STORE SALES

Carl’s Jr. Records Highest Average Unit Volumes in Recent History

CARPINTERIA, Calif. – November 16, 2005 – CKE Restaurants, Inc. (NYSE: CKR) announced today period ten same-store sales for the four weeks and quarter ended November 7, 2005, for Carl’s Jr.® and Hardee’s®.

Brand	Period 10		Third Quarter		Fiscal Year to Date
	FY 2006	FY 2005	FY 2006	FY 2005	FY 2006	FY 2005

Carl’s Jr.	+3.2%	+5.6%	-0.1%	+7.9%	+1.2%	+8.7%

Hardee’s	-0.9%	+3.5%	-3.5%	+4.5%	-1.1%	+7.8%

Blended	+1.1%	+4.5%	-1.9%	+6.1%	-0.1%	+8.2%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are pleased to report positive blended same-store sales of 1.1% for Period 10 or, on a two year cumulative basis, an increase of 5.6%. We believe our improved performance is due to the decline in gasoline prices (which has led to an increase in consumer confidence), improved weather conditions, and the success of our recently introduced products at Carl’s Jr.”

“During period ten, Carl’s Jr. promoted the Portobello Mushroom Six Dollar Burger™, the latest variety of our signature burger line,” said Puzder. “On a two-year cumulative basis, Carl’s Jr. same-store sales have increased almost nine percent. Average unit volumes for Period 10 were higher than any comparable period in at least a decade.”

“For the third quarter, same-store sales for Carl’s Jr. were essentially flat after nine straight quarters of positive sales. On a two-year cumulative basis, Carl’s Jr. has recorded a same-store sales increase of almost eight percent.” Revenue for the third quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $129.5 million.

“During period ten, Hardee’s continued to promote the Charbroiled Chicken Club™ sandwich and to feature the Grilled Pork Chop Biscuit™ during the breakfast daypart,” Puzder continued. “On a two-year cumulative basis, Hardee’s same-store sales have increased 2.6%.”

“Hardee’s same-store sales for the quarter declined 3.5%. On a two-year cumulative basis, the brand has recorded a same-store sales increase of about one percent.” Revenue for the third quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $134.4 million.

For the third quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill® Other	$129.5 million $134.4 million $10.8 million $0.1 million

Total	$274.8 million

Same-store sales results for period eleven of fiscal year 2006, ending December 5, 2005, will be reported on or about December. 13, 2005.

As of the end of its fiscal second quarter on August 15, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,159 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,032 Carl’s Jr. restaurants, 2,011 Hardee’s restaurants and 100 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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